Exhibit 14
Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Providers” and "Independent Registered Public Accounting Firm" in the combined Prospectus/Proxy Statement for TS&W/Claymore Tax Advantaged Balanced Fund and Rydex | SGI  Municipal Fund and the incorporation by reference of our report dated February 24, 2011 on the December 31, 2010 financial statements of the TS&W/Claymore Tax-Advantaged Balanced Fund in the Registration Statement (Form N-14 Registration No. 333-176853) of the Security Income Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 under the Securities Act of 1933.

           /s/ERNST & YOUNG LLP

Chicago, Illinois
September 28, 2011